Exhibit T3A-4

State of Delaware

Limited Liability Company

CERTIFICATE OF FORMATION

OF

BILOXI HAMMOND, LLC

ARTICLE I. NAME

The name of the limited liability company is Biloxi Hammond, LLC.

ARTICLE II. REGISTERED OFFICE AND AGENT

The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, DE 19808 and the name of its registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Biloxi Hammond, LLC this 9th day of October 2007.

By:	/s/ Angela P. Winter

(Authorized Person)

Name:	Angela P. Winter, Organizer